Exhibit 99.1

Council Bluffs, Iowa ----- November 22, 2011 ---- On November 22, 2011, Southwest Iowa Renewable Energy, LLC (“SIRE”) announced its financial results for the fiscal year ended September 30, 2011 (“Fiscal 2011”).  SIRE reported a net loss of $2,707,306 or $206.05 per unit, compared to a net loss of $8,951,362 or $681.28 per unit for the fiscal year ended September 30, 2010 (“Fiscal 2010”).   The cash flow from operations for Fiscal 2011 was $25,307,440 compared to ($1,797,177) for Fiscal 2010; with the overall cash flow for Fiscal 2011 of $7,574,046 as compared to ($4,022,540) for Fiscal 2010.

Adjusted EBITDA, which is defined as earnings before interest, income taxes, and depreciation and/or amortization, or EBITDA, as adjusted for unrealized hedging losses (gains) was $26,297,767 for Fiscal 2011 and $18,895,097 for Fiscal 2010.  SIRE had $11.01 million in cash and equivalents and $12.25 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants) as well as an additional $6.25 million available under uncommitted loan agreements at September 30, 2011.  For reconciliations of Adjusted EBITDA to net income attributable to SIRE, see “Adjusted EBITDA” below.

Brian Cahill, SIRE’s General Manager and CEO, stated, “As we look back on Fiscal 2011, we can recap it best by noting the strong strides we have made in improving our liquidity and in reducing our debt in the midst of extremely volatile commodity prices.  The continuing improvement in the cash flow from operations allowed us to have a net reduction of approximately $14.6 million on our debt during the year ended September 30, 2011.”

About Southwest Iowa Renewable Energy, LLC:

SIRE is an Iowa limited liability company, located in Council Bluffs, Iowa, formed in March, 2005 to construct and operate a 110 million gallon capacity ethanol plant.  SIRE began producing ethanol in February, 2009 and sells its ethanol, modified wet distillers grains with solubles, corn syrup, and corn oil in the continental United States.   SIRE also sells its dried distillers grains with solubles in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE  and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K for the fiscal year ended September 30, 2011, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE’s business ,and  the effects of general economic conditions on SIRE.  The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  SIRE further cautions that such factors are not exhaustive or exclusive.  SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.\

Summary Balance Sheets

Southwest Iowa Renewable Energy, LLC Balance Sheets - September 30, 2011 and 2010

	2011	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$11,006,590	$3,432,544
Restricted cash	301,361	-
Accounts receivable	224,176	-
Accounts receivable, related party	17,642,245	23,392,670
Due from broker	3,428,450	2,260,015
Inventory	11,198,147	8,013,153
Derivative financial instruments, related party	-	688,039
Prepaid expenses and other	1,107,354	533,513
Total current assets	44,908,323	38,319,934

PROPERTY AND EQUIPMENT
Land	2,064,090	2,064,090
Plant, building, and equipment	203,749,761	199,771,260
Office and other equipment	742,360	720,529
	206,556,211	202,555,879
Accumulated depreciation	(42,293,441)	(28,757,303)
	164,262,770	173,798,576
OTHER ASSETS
Other	-	1,142,388
Financing costs, net of amortization of $1,859,426 and $1,467,677, respectively	1,538,733	1,930,482
Total other assets	1,538,733	3,072,870

TOTAL ASSETS	$210,709,826	$215,191,380

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES Accounts payable Accounts payable, related parties Derivative financial instruments, related party	$2,090,561 5,239,128 2,097,075	$978,388 2,542,055 -
Derivative financial instruments	2,875,075	75,125
Accrued expenses	2,615,092	2,624,916
Accrued expenses, related parties	3,831,583	2,913,206
Current maturities of notes payable	21,236,780	18,058,574
Total current liabilities	39,985,294	27,192,264

NOTES PAYABLE, less current maturities	121,400,805	135,868,087
OTHER COMMITMENTS	600,010	700,006
	122,000,815	136,568,093

MEMBERS’ EQUITY
Members’ capital, 13,139 units issued & outstanding	76,474,111	76,474,111
Earnings (deficit)	(27,750,394)	(25,043,088)
	48,723,717	51,431,023

	$210,709,826	$215,191,380

Financial Results

	Year Ended September 30, 2011	Year Ended September 30, 2010

Revenues	$333,088,857	$207,833,200
Cost of Goods Sold
Cost of goods sold – non hedging	327,923,835	205,108,935
Realized & unrealized hedging (gains)	(6,325,414)	(2,036,833)
Cost of Goods Sold	321,598,421	203,072,102

Gross Margin	11,490,436	4,761,098

General and administrative expenses	4,357,402	4,540,205
Operating income (loss)	7,133,034	220,893

Other income and (expense):
Interest income	17,835	46,473
Other income	43,531	130,032
Interest expense	(9,901,706)	(9,348,760)
	(9,840,340)	(9,172,255)

Net (loss)	$(2,707,306)	$(8,951,362)

Weighted average units outstanding	13,139	13,139

Net (loss) per unit – basic and diluted	$(206.05)	$(681.28)

Management uses Adjusted EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business.   Management believes that adjusted EBITDA provides useful information to investors as a measure of comparison with peer and other companies.   Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles.  Adjusted EBITDA calculations may vary from company to company.  Accordingly, our computation of Adjusted EBITDA  may not be comparable with a similarly-titled  measure of another company.

The following sets forth the reconciliation of Net Loss to Adjusted EBITDA for the periods indicated:

	Year Ended September 30, 2011	Year Ended September 30, 2010

	Amounts	Amounts
Net income (loss)	$(2,707,306)	$(8,951,362)
Interest Expense	9,883,871	9,302,287
Depreciation	13,536,138	19,157,086
EBITDA	$20,712,703	$19,508,011
Unrealized hedging losses (gains)	5,585,064	(612,914)
Adjusted EBITDA	$26,297,767	$18,895,097

Adjusted EBITDA per unit	$2,001.50	$1,438.09

Statistical Information

	Year Ended September 30, 2011			Year Ended September 30, 2010
	Gallons/Tons Sold	% of Revenues	Gallons/Tons Average Price	Gallons/Tons Sold	% of Revenues	Gallons/Tons Average Price
Statistical Revenue Information
Denatured Ethanol	114,506,382	81%	$2.36	110,764,875	84%	$1.58
Dry Distiller’s Grains	305,929	17%	$173	302,223	16%	$103
Corn Oil	5,858	2%	$894	0	0%	$0

Contact:
Karen Kroymann, Controller
Southwest Iowa Renewable Energy, LLC
712.366.0392